Exhibit 99.1

Phio Pharmaceuticals Announces Key Tumor Response Data from all Cohorts in Intratumoral PH-762 Dose Escalation Cutaneous Carcinoma Trial

Pathology data indicate 70% overall response rate for squamous cell carcinomas –10 out of 14 responders reported 100% clearance

Favorable safety and tolerability at all dose escalations

KING OF PRUSSIA, PA, January 20, 2026 (NEWSFILE) —Phio Pharmaceuticals Corp. (NASDAQ: PHIO) is a clinical-stage siRNA biopharmaceutical company developing therapeutics using its proprietary INTASYL® gene silencing technology to eliminate cancer.  Phio announced today a summary of the pathology results and safety outcomes across all cohorts in its Phase 1b dose escalation clinical trial with the INTASYL compound PH-762 for the treatment of skin cancer.

A total of 22 patients with cutaneous carcinomas completed treatment across five cohorts in the Phase 1b trial and underwent excision of the treated lesional site. Among the 20 patients with cSCC, 14 patients were determined to be pathologic responders, including 10 patients with complete response (100% clearance), 2 patients with major/near clear response (greater than 90% clearance), and 2 patients with partial response (greater than 50% clearance). A single patient with metastatic Merkel cell carcinoma had a partial response with greater than 50% clearance. Six cSCC patients and one melanoma patient had responses of less than 50%, however, none of the patients experienced a progression of the disease.

There were no dose-limiting toxicities or clinically relevant treatment-emergent adverse effects in any patients who received intratumoral PH-762 in this trial. PH-762 has been well tolerated in all enrolled patients in each of the five dose escalating cohorts, increasing drug concentration 20-fold from the first to the final cohort. Safety data through an extended follow-up period is expected to be reported in the second quarter of 2026.

“The pathology data is remarkable with an overall response rate of 70%, complemented by a favorable safety data.  With this data in hand, we are now actively beginning the follow-on clinical trial design in the next step in the regulatory development pathway.” said Robert Bitterman, CEO and Chairman of the Board, Phio Pharmaceuticals.

The Phase 1b clinical trial is designed to evaluate the safety and tolerability of neoadjuvant use of intratumoral PH-762 in Stages 1, 2 and 4 cSCC, Stage 4 melanoma, and Stage 4 Merkel cell carcinoma. Per the trial’s protocol, patients received four injections of PH-762 at weekly intervals and pathologic response was assessed 2 weeks following the final injection of PH-762.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (NASDAQ: PHIO) is a clinical-stage siRNA biopharmaceutical company advancing its INTASYL® gene silencing technology focused on immuno-oncology therapeutics. Phio’s INTASYL compounds are designed to enhance the body’s immune cells to more effectively kill cancer cells. Phio’s lead clinical program is an INTASYL compound, PH-762, a potent silencer of PD-1 gene implicated in various forms of skin cancer. The ongoing Phase 1b trial (NCT# 06014086) is evaluating PH-762 for the treatment of cutaneous squamous cell carcinoma, melanoma, and Merkel cell carcinoma. PH-762 is a potential non-surgical treatment for skin cancers.

For additional information, visit the Company’s website, www.phiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. Examples of forward-looking statements contained in this press release include, among others, the possibility that our INTASYL® siRNA gene silencing technology will make the body’s immune cells more effective in killing cancer cells, the potential for PH-762 to present a viable non-surgical alternative for skin cancer, expectations regarding timing of enrollment, the expectations that we have sufficient capital to complete the treatment phase of our ongoing Phase 1b clinical trial, and statements regarding our clinical strategy, development plans and timelines and other future events.

 These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control.  Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, results from our preclinical and clinical activities, our ability to execute on business strategies, the timing or likelihood of regulatory filings and approvals, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Jennifer Phillips: jphillips@phiopharma.com

Corporate Affairs